Exhibit 10.24

FRANCESCA’S SERVICES CORPORATION

October 26, 2015

Re: Employment Letter Agreement

Dear Laurie:

Subject to the terms and conditions of this letter agreement (this “Agreement”), Francesca’s Services Corporation, a Delaware corporation (the “Company”), desires to employ you on the terms and conditions of this Agreement. This Agreement is subject to the Company completing a satisfactory background check.

1. Employment; Compensation and Benefits.

(a) Position and Duties. You shall serve as the Company’s Executive Vice President & Chief Merchandising Officer, reporting to the Company’s Chief Executive Officer. During your Period of Employment (as defined below) with the Company, you agree to (i) devote substantially all of your business time, energy and skill to the performance of your duties for the Company, (ii) perform such duties in a faithful, effective and efficient manner and (iii) hold no other employment.

(b) Start Date. Your start date will be November 17, 2015 (the “Effective Date”). At all times while employed at the Company (the “Employment Period”), your employment will be on “at-will” basis.

(c) Base Salary. Your base salary (the “Base Salary”) shall be at an annualized rate of Four Hundred and Sixty Thousand Dollars ($460,000.00) and shall be paid in accordance with the Company’s regular payroll practices in effect from time to time.

(d) Annual Bonus. Beginning with fiscal 2016, you may be eligible for an annual incentive bonus based on the Company’s annual bonus plan that may exist from time to time. Your target annual incentive bonus amount for a particular fiscal year of the Company during the Period of Employment shall equal Fifty Percent (50%) of your Base Salary for that fiscal year.

(e) Retirement, Welfare and Fringe Benefits. During the Period of Employment you shall be entitled to participate in all employee savings and welfare benefit plans and programs, and fringe benefit plans and programs, made available by the Company to the Company’s employees generally, in accordance with the eligibility and participation provisions of such plans and as such plans or programs may be in effect from time to time. Beginning as of the Effective Date, you will be eligible for 21-days of paid-time-off which will be prorated for the first year of the Employment Period.

(f) Hiring RSA Grant. In connection with your actual commencement of employment with the Company as of the Effective Date but not otherwise, you will be granted an award (“Hiring Grant”) of restricted shares of common stock of Francesca’s Holdings Corporation (the “Parent”) in accordance with the Francesca’s Holdings Corporation 2015 Equity Incentive Plan (the “Plan”). The target number of shares of Parent common stock subject to the Hiring Grant will equal $250,000 divided by the closing price of a share of Parent’s common stock on The Nasdaq Stock Market on the last trading day prior to the Effective Date. The Hiring Grant will vest in two equal annual installments over a two-year period beginning with the Effective Date, be evidenced by a Restricted Stock Award Agreement to be effective as of the Effective Date, be subject to the approval of the Compensation Committee of the Parent’s Board of Directors, and in accordance with the terms and conditions of the Plan.

(g) Performance Restricted Stock Award. During the Company’s 2016 fiscal year, the Company will grant to you (so long as you are employed by the Company at the time it grants its annual equity awards) an award of restricted shares of Parent’s common stock. The award will be granted under the Plan, and the terms and conditions of the award (including without limitation vesting schedule and performance metrics) will be determined by the Compensation Committee of Parent’s Board of Directors. The target number of shares of Parent common stock subject to the award will equal $500,000 divided by the closing price of a share of Parent’s common stock on The Nasdaq Stock Market on the last trading day prior to the date of grant of the award.

(h) Other Payments. Your office location will be Company's corporate headquarters located in Houston, Texas and you must relocate to Houston as a condition of your employment. Upon presentation of reasonably satisfactory documentation, the Company will reimburse you: (1) for reasonable and necessary storage costs, for a period not to exceed six-months from the Effective Date, associated with the storage of your usual household items at a storage location within the Houston, Texas metro-area, and the reasonable and necessary cost of moving such items from the said storage location to your home in the Houston, Texas metro-area; (2) for up to three-months of reasonable rental cost associated with your residential quarters located within the Houston, Texas metro-area; (3) an amount not to exceed $50,000 (on a ‘net-of-federal-tax’ basis) to the extent necessary to meet the clawback requirements under a written agreement with your previous employer. Should you chose to voluntarily resign within 12 months of the Effective Date, you will be required to return to the Company (within 30-days of your separation of employment) the amounts paid to you pursuant to this subparagraph.

2. Termination and Severance.

(a) Termination. Your employment by the Company may be terminated by the Company: (i) immediately upon notice, with Cause (as defined below), or (ii) with no less than thirty (30) days’ advance written notice to you, without Cause, or (iii) immediately in the event of your Disability (as defined below) or your death. In the event that you are provided with notice of termination without Cause pursuant to clause (ii) above, the Company will have the option to place you on administrative leave during the notice period. You may terminate your employment by the Company for any reason with no less than thirty (30) days’ advance written notice to the Company. Any termination of your employment (by you or by the Company) must be communicated by written notice from the terminating party to the other party. Such notice of termination must be hand delivered (if to the Company, to the Company’s Chief Executive Officer) and must indicate the specific provision(s) of this Agreement relied upon in effecting the termination. The date your employment by the Company terminates is referred to herein as your “Severance Date.”

(b) Benefits upon Termination. Regardless of the reason for the termination of your employment with the Company, in connection with such termination the Company will pay you (on or within 30 days following your Severance Date) your accrued and unused vacation (if any) and you will be entitled to any benefits that are due to you under the Company’s 401(k) plan in accordance with the terms of that plan. If you hold any stock options or other equity or equity-based awards granted by the Company, the terms and conditions applicable to those awards will control as to the consequences of a termination of your employment on those awards. In addition to the foregoing, if your employment with the Company terminates as a result of a termination by the Company of your employment without Cause (as defined below), you will (subject to the other conditions set forth in Section 2(c) below) be entitled to the following benefits: the Company will pay you, subject to tax withholding and other authorized deductions, an aggregate amount equal to one (1) times your Base Salary as in effect on the Severance Date (the “Severance Benefit”). Subject to Section 5, the Company will pay this benefit to you in substantially equal installments (each in the applicable fraction of the aggregate benefit) in accordance with the Company’s standard payroll practices over a period of twelve (12) months, with the first installment payable in the month following the month in which your Separation from Service (as such term is defined below) occurs.

(c) Conditions for Receipt of Severance Benefit. Notwithstanding anything to the contrary herein, if the Severance Benefit is otherwise due to you and, at any time, you breach any obligation under Section 6 of this Agreement, from and after the date of such breach and not in any way in limitation of any right or remedy otherwise available to the Company, you will no longer be entitled to, and the Company will no longer be obligated to pay, any remaining unpaid portion of the Severance Benefit. In addition, in order to receive any Severance Benefit, you must, upon or promptly following (and in all events, within twenty-one (21) days of, unless a longer period of time is required by applicable law) your Severance Date, provide the Company with a separation agreement which shall contain a valid, executed general release agreement in a form acceptable to the Company, and such release shall have not been revoked. You agree and acknowledge that such separation agreement may contain additional restrictive covenants, including, without limitation, non-solicitation covenants and non-disparagement covenants.

(d) Exclusive Remedy. You agree that should your employment by the Company terminate for any reason, the payments and benefits contemplated by this Agreement with respect to the circumstances of such termination shall constitute the exclusive and sole remedy for any such termination of your employment and you agree not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment. You agree that, in the event of a termination of your employment, you are not and will not be entitled to severance benefits under any other agreement, plan, program, or policy of the Company.

3. Certain Defined Terms. As used in this Agreement, the following terms shall be defined as follows:

(a) “Cause” shall mean that one or more of the following has occurred: (i) you have committed a felony (under the laws of the United States or any relevant state, or a similar crime or offense under the applicable laws of any relevant foreign jurisdiction); (ii) you have engaged in acts of fraud, dishonesty or other acts of material misconduct in the course of your duties; (iii) your abuse of narcotics or alcohol that has or may reasonably harm the Company; (iv) any violation by you of the Company’s written policies; (v) your failure to perform or uphold your duties and/or you fail to comply with reasonable directives of the Company’s Chief Executive Officer or Board of Directors, as applicable; or (vi) any breach by you of any provision of Section 6, or any material breach by you of this Agreement or any other contract you are a party to with the Company.

(b) “Disability” shall mean a physical or mental impairment which renders you unable to perform the essential functions of your employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than 180 days in any 12-month period, unless a longer period is required by federal or state law, in which case that longer period would apply.

(c) “Separation from Service” occurs when you die, retire, or otherwise have a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

4. Limitation on Benefits. Notwithstanding anything contained in this Agreement to the contrary, to the extent that any payment, benefit or distribution of any type to you or for your benefit by the Company or any of its affiliates, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Total Payments”) would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the Total Payments shall be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Total Payments to be subject to the excise tax imposed by Section 4999 of the Code. Unless you shall have given prior written notice to the Company to effectuate a reduction in the Total Payments if such a reduction is required, any such notice consistent with the requirements of Section 409A of the Code to avoid the imputation of any tax, penalty or interest thereunder, the Company shall reduce or eliminate the Total Payments by first reducing or eliminating any cash severance benefits (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of stock options or similar awards, then by reducing or eliminating any accelerated vesting of restricted stock or similar awards, then by reducing or eliminating any other remaining Total Payments. The preceding provisions of this Section 4 shall take precedence over the provisions of any other plan, arrangement or agreement governing your rights and entitlements to any benefits or compensation.

5. Section 409A. It is intended that any amounts payable under this Agreement and the Company’s and your exercise of authority or discretion hereunder shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A of the Code. This Agreement shall be construed and interpreted consistent with that intent. If you are a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of your Separation from Service and you are entitled to the Severance Benefit, you shall not be entitled to any payment or benefit pursuant to Section 2(b) until the earlier of (i) the date which is six (6) months after your Separation from Service for any reason other than your death, or (ii) the date of your death. The provisions of the preceding sentence shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code. Any amounts otherwise payable to you upon or in the six (6) month period following your Separation from Service that are not so paid by reason of such 6-month delay provision shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after your Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of your death).

6. Protective Covenants.

(a) Confidential Information.

(i) You shall not disclose or use at any time, either during the Period of Employment or thereafter, any Trade Secrets and Confidential Information (as defined below) of which you become aware, whether or not such information is developed by you, except to the extent that such disclosure or use is directly related to and required by your performance in good faith of duties for the Company. You will take all appropriate steps to safeguard Trade Secrets and Confidential Information in your possession and to protect it against disclosure, misuse, espionage, loss and theft. You shall deliver to the Company at the termination of your employment, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Trade Secrets and Confidential Information or the Work Product (as hereinafter defined) of the business of the Company or any of its affiliates which you may then possess or have under your control. Notwithstanding the foregoing, you may truthfully respond to a lawful and valid subpoena or other legal process, but shall give the Company the earliest possible notice thereof.

(ii) For purposes of this Agreement, “Trade Secrets and Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company in connection with its business, including, but not limited to, information, observations and data obtained by you while employed by the Company or any predecessors thereof concerning (i) the business or affairs of the Company (or such predecessors), (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists, (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, and (xv) all similar and related information in whatever form. Trade Secrets and Confidential Information will not include any information that has been published (other than a disclosure by you in breach of this Agreement) in a form generally available to the public prior to the date you propose to disclose or use such information. Trade Secrets and Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(iii) For purposes of this Agreement, “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable, copyrightable, registerable as a trademark, reduced to writing, or otherwise) which relates to the Company’s or any of its affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by you (whether or not during usual business hours, whether or not by the use of the facilities of the Company or any of its affiliates, and whether or not alone or in conjunction with any other person) while employed by the Company (including those conceived, developed or made prior to the Effective Date) together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing. All Work Product that you may have discovered, invented or originated during your employment by the Company or any of its affiliates prior to the date hereof, that you may discover, invent or originate during your employment or at any time following the termination of your employment with the Company, shall be the exclusive property of the Company and its affiliates, as applicable, and you hereby assign all of your right, title and interest in and to such Work Product to the Company or its applicable affiliate, including all intellectual property rights therein. You shall promptly disclose all Work Product to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem necessary to protect or perfect its (or any of its affiliates’, as applicable) rights therein, and shall assist the Company, at the Company’s expense, in obtaining, defending and enforcing the Company’s (or any of its affiliates’, as applicable) rights therein. You hereby appoint the Company as your attorney-in-fact to execute on your behalf any assignments or other documents deemed necessary by the Company to protect or perfect the Company, the Company’s (and any of its affiliates’, as applicable) rights to any Work Product.

(b) Restriction on Competition. During your employment with the Company and twelve (12) months following the termination of your employment with the Company (regardless of the reason for such termination and regardless of whether or not you are entitled to the Severance Benefit) (the “Restricted Period”), you shall not directly or indirectly, individually or on behalf of any other person or entity, manage, participate in, work for, consult with, render services for, or take an interest in (as an owner, stockholder, partner or lender) any Competitor. For purposes of this Agreement, “Competitor” means a Person anywhere in North America (the “Restricted Area”) that at any time during the period of time during which you are employed by the Company, or any time during the Restricted Period engages in the business of operating retail stores and/or websites for the sale of women’s apparel, jewelry, accessories, gifts, greeting cards, picture frames and related items or any other business that the Company is engaged in, or reasonably anticipates becoming engaged in. The parties hereto agree that the Company intends to engage in business throughout the Restricted Area, even if it does not currently do so, and therefore its scope is reasonable. Nothing herein shall prohibit you from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as you have no active participation in the business of such corporation. The term “Person” as used in this Agreement shall be construed broadly and shall include, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(c) Non-Solicitation of Employees and Consultants. During your employment with the Company and during the Restricted Period, you will not, and should be enjoined (if necessary) from being able to directly or indirectly through any other Person: (i) induce or attempt to induce any employee or independent contractor of the Company or any affiliate of the Company to leave the employ or service, as applicable, of the Company or such affiliate, or in any way interfere with the relationship between the Company or any such affiliate, on the one hand, and any employee or independent contractor thereof, on the other hand, or (ii) hire any person who was an employee of the Company or any affiliate of the Company until twelve (12) months after such individual’s employment relationship with the Company or such affiliate has been terminated.

(d) Non-Solicitation of Customers; Non-Disparagement. During your employment with the Company and during the Restricted Period, you will not, and should be enjoined (if necessary) from being able to directly or indirectly through any other Person: (i) influence or attempt to influence customers, vendors, suppliers, licensors, lessors, joint venturers, associates, consultants, agents, or partners of the Company or any affiliate of the Company to divert their business away from the Company or such affiliate; and (ii) interfere with, disrupt or attempt to disrupt the business relationships, contractual or otherwise, between the Company or any affiliate of the Company, on the one hand, and any of its or their customers, suppliers, vendors, lessors, licensors, joint venturers, associates, officers, employees, consultants, managers, partners, members or investors, on the other hand.

You agree that you will not disparage, ridicule or criticize the Company or its affiliates and its and their present and former employees, directors and officers, or make any remarks or statements that could reasonably be construed as disparaging, ridiculing or criticizing any of them; provided, however, the foregoing shall not prohibit you from giving truthful testimony in any legal proceeding pending before any agency or court of the United States or state government or in any arbitration proceeding relating to this Agreement.

(e) Understanding of Covenants. You acknowledge and agree that the Company would not have entered into this Agreement, providing for severance protections to you on the terms and conditions set forth herein, but for your agreements herein. You agree that the foregoing covenants set forth in this Section 6 (the “Restrictive Covenants”) are reasonable, including in temporal and geographical scope, and in all other respects, and necessary to protect the Company’s and its affiliates’ Trade Secrets and Confidential Information, good will, stable workforce, and customer relations. The parties hereto intend that Restrictive Covenants shall be deemed to be a series of separate covenants, one for each county or province of each and every state or jurisdiction within the Restricted Area and one for each month of the Restricted Period. You understand that the Restrictive Covenants may limit your ability to earn a livelihood in a business similar to the business of the Company and any of its affiliates, but you nevertheless believe that you have received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions which, in any event (given your education, skills and ability), you do not believe would prevent you from otherwise earning a living. You agree that the Restrictive Covenants do not confer a benefit upon the Company disproportionate to your detriment.

(f) Enforcement. You agree that a breach by you of any of the covenants in this Section 6 would cause immediate and irreparable harm to the Company that would be difficult or impossible to measure, and that damages to the Company for any such injury would therefore be an inadequate remedy for any such breach. Therefore, you agree that in the event of any breach or threatened breach of any provision of this Section 6, the Company shall be entitled, in addition to and without limitation upon all other remedies the Company may have under this Agreement, at law or otherwise, to obtain specific performance, injunctive relief and/or other appropriate relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Section 6, or require you to account for and pay over to the Company all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of this Section 6, if and when final judgment of a court of competent jurisdiction is so entered against you.

7. Withholding Taxes. Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

8. Successors and Assigns. This Agreement is personal to you and without the prior written consent of the Company shall not be assignable by you otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by your legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

9. Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF TEXAS TO BE APPLIED.

10. Severability. If any provision of this Agreement is found by any court of competent jurisdiction to be invalid or unenforceable for any reason, such finding shall not affect, impair or invalidate the remainder of this Agreement. If any aspect of any restriction herein is too broad or restrictive to permit enforcement to its fullest extent, you and the Company agree that any court of competent jurisdiction shall modify such restriction to the minimum extent necessary to make it enforceable and then enforce the provision as modified.

11. Entire Agreement, Amendment and Waiver. This Agreement constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes any and all prior or contemporaneous oral or written communications respecting such subject matter. This Agreement shall not be modified, amended or in any way altered except by written instrument signed by you and the Company’s Chief Executive Officer. A waiver by either party hereto of any rights or remedies hereunder on any occasion shall not be a bar to the exercise of the same right or remedy on any subsequent occasion or of any other right or remedy at any time.

12. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

13. Remedies. Each of the parties to this Agreement and any such person or entity granted rights hereunder whether or not such person or entity is a signatory hereto shall be entitled to enforce its rights under this Agreement specifically to recover damages and costs for any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that each party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance, injunctive relief and/or other appropriate equitable relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Agreement. Each party shall be responsible for paying its own attorneys’ fees, costs and other expenses pertaining to any such legal proceeding and enforcement regardless of whether an award or finding or any judgment or verdict thereon is entered against either party.

14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, you and the Company have executed this Agreement as of October 28, 2015.

Francesca’s Services Corporation
a Delaware corporation

By:	/s/ Mike Barnes
Mike Barnes
Chairman President & CEO

AGREED BY:

/s/ Laurie Hummel
Laurie Hummel

Social Security Number: